UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2021

INVESTORS REAL ESTATE TRUST
(Exact name of Registrant as specified in its charter)

North Dakota	001-35624	45-0311232
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 10th Street SW, Post Office Box 1988, Minot, ND 58702-1988
(Address of principal executive offices) (Zip code)

(701) 837-4738
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, no par value	CSR	New York Stock Exchange
Series C Cumulative Redeemable Preferred Shares	CSR-PRC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On June 3, 2021, Centerspace, LP (the “Partnership”), a North Dakota limited partnership formerly known as IRET Properties LP and the operating partnership of Investors Real Estate Trust, doing business as Centerspace (the “Company”), entered into certain Contribution Agreements (each, a “Contribution Agreement” and collectively, the “Contribution Agreements”) with certain entities managed by KMS Management (each such entity, a “Seller” and collectively, the “Sellers”). Upon the closing of the transactions contemplated by the Contribution Agreements, the Partnership would acquire 17 communities (19 real estate assets) for $197.3 million, which will be paid in the form of Convertible Preferred OP Units of the Partnership (“POP Units”), which will have a 3.875% coupon and be convertible, at the holder’s option, into common units of the Partnership (“Common Units”) at an exchange rate of 1 POP Unit to 1.2048 Common Units, subject to certain limitations and conditions. The Partnership will acquire the real property assets subject to approximately $126.5 million in liabilities, a portion of which the Company intends to refinance upon consummation of the transactions. The Company may convert, at its sole election, each Seller’s POP Units into Common Units if shares of the common stock of the Company have traded at $83.00 per share or greater for at least 15 of 30 of the preceding consecutive trading days and the Partnership has made at least three consecutive quarterly distributions at the rate of at least $0.804 per Common Unit. The Partnership expects to close the transactions contemplated by the Contribution Agreements by August 17, 2021, which deadline may be extended to September 1, 2021.

In connection with the Contribution Agreements, the Partnership and each of the Sellers entered into a Tax Protection Agreement (each, a “Tax Protection Agreement” and collectively, the “Tax Protection Agreement”). Each Tax Protection Agreement preserves the generally United States federal income tax free nature of the transactions contemplated by the Contribution Agreements for the equity owners of the Sellers for a period of seven years from the date of the contribution by requiring Partnership to indemnify any one or more of the Sellers for any federal income tax required to be paid by any of such owners in connection with such transactions as a result of certain actions taken by the Partnership during such seven year period.

The Contribution Agreements and Tax Protection Agreements contain customary representations, warranties, covenants and conditions to closing. Among other things, consummation of the transaction contemplated by each Contribution Agreement is conditioned on (i) the approval of the transaction by the members or limited partners of the applicable Seller, and (ii) the prior or substantially simultaneous closing of the transactions contemplated by each other Contribution Agreement. The description of the Contribution Agreements and Tax Protection Agreements do not purport to be complete and is qualified in entirety by the full text of each Contribution Agreement and each Tax Protection Agreement, a form of which is attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.
On June 3, 2021, the Company issued a press release announcing the transactions described above.

The information in this Item 7.01 and 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01    Financial Statements and Exhibits
(d)Exhibits

Exhibit
Number	Description

10.1	Form of Contribution Agreement
10.2	Form of Tax Protection Agreement
99.1	Press Release dated June 3, 2021
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL Document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS REAL ESTATE TRUST

	By	/s/ Mark O. Decker, Jr.
Mark O. Decker, Jr.
Date: June 3, 2021		President and Chief Executive Officer